Exhibit 99.1

    Dresser, Inc. Announces Second Quarter 2004 Financial Results

    DALLAS--(BUSINESS WIRE)--Aug. 20, 2004--Dresser, Inc.:

    --  Revenues and net income up strongly from a year ago

    --  Market conditions continued to strengthen

    -- Continuous improvement initiatives favorably impacted operating margins

($ millions)                         Q2 2004  Q2 2003   D ($)   D (%)
                                    --------- -------- ------- -------
Revenue                               $495.9   $394.9   101.0    25.6%
Gross Profit                           143.4    101.1    42.3    41.8%
Operating Income                        39.7      6.0    33.7   561.7%
Net Income (Loss)                       18.1    (16.9)   35.0     N/M
Cash & Equivalents                      92.4    102.2    (9.8)  (9.6%)
Total Debt                           1,103.0    980.2   122.8    12.5%
Backlog                                559.7    458.7   101.0    22.0%
Bookings                               507.7    448.4    59.3    13.2%
----------------------------------------------------------------------

    Dresser, Inc. today provided financial results for the quarter ended June 30, 2004. The Company recorded revenues of $495.9 million and net income of $18.1 million, compared to revenues of $394.9 million and a loss of $16.9 million during the comparable period in 2003. Year-on-year improvements in revenue and income were recorded in all operating segments. Approximately $13.5 million of the year-on-year increase in revenue was due to the previously announced acquisition of the distribution business of Nuovo Pignone S.p.a. in June.
    Steve Lamb, President and Chief Executive Officer of Dresser, Inc., said, "We are pleased with the trend of improvements in our business that started in the second half of 2003. Our markets are gradually turning more favorable in North America, while international business remains robust. Improving markets, combined with the results from our restructuring and internal operational improvement efforts, are helping to sustain the positive momentum in our business."
    Gross profit in the second quarter of 2004 was $143.4 million, compared to $101.1 million for the first quarter of 2003. Increases were due primarily to higher revenues, cost reduction efforts and lower restructuring and other expenses. Gross margin for the three-month period ended June 30, 2004 was 28.9%, compared to 25.6% for the same period in 2003. In 2003, gross margins were adversely affected by a strike in the Company's natural gas engine business.
    Selling, Engineering, General and Administrative (SEG&A) expenses of $103.7 million in the second quarter of 2004 were 20.9% of revenues, compared to SEG&A expenses of $95.1 million representing 24.1% of revenues in the same period last year. In 2003, there were expenses related to the acquisition of the assets of Tokheim North America and re-audit costs that impacted SEG&A expenses.
    Operating income in the second quarter of 2004 was $39.7 million, an increase of $33.7 million from $6.0 million in the second quarter of 2003. Approximately $0.6 million of the increase was due to the Nuovo Pignone distribution business acquisition. Operating margin in the first quarter of 2004 was 8.0%, compared to 1.5% in the second quarter of 2003. During the second quarter of 2004, the Company realized a $1.7 million gain from the sale of excess land in Waukesha, Wisconsin, $1.8 million in favorable settlements of legal matters, and a $1.6 million benefit from the integration of Company-provided retiree prescription drug benefits with recent changes to the Medicare program. There was also a $1.0 million write-off of an environmental indemnification, which offset a portion of the gains.
    The Company posted net income of $18.1 million for the quarter ended June 30, 2004, compared to a net loss of $16.9 million for the year-ago period.
    EBITDA for the second quarter of 2004 was $51.8 million, an increase of $29.2 million from $22.6 million in the same period last year (See "Notice relating to use of non-GAAP measures").
    Cash and cash equivalents totaled $92.4 million on June 30, 2004, compared to $102.2 million on June 30, 2003.
    Borrowings under the Company's senior secured credit facility, senior unsecured term loans, and senior subordinated notes were $1,089.7 million at the end of the second quarter of 2004, compared to $952.0 million at the end of the second quarter of 2003. As previously announced, the Company financed the acquisition of the distribution business, including certain retail fueling systems and gas metering operations, of Nuovo Pignone in the second quarter by borrowing $175 million under its senior secured credit facility as an add-on to its existing term loan C. Total debt, including capital leases, on June 30, 2004, was $1,103.0 million compared to $980.2 million on June 30, 2003.
    Bookings for the quarter ended June 30, 2004 were $507.7 million, up $59.3 million from bookings of $448.4 million in the quarter ended June 30, 2003. Bookings increased in all operating segments. Approximately $12.4 million in the bookings increase was due to the Nuovo Pignone distribution business acquisition in the quarter.
    Backlog on June 30, 2004 was $559.7 million, compared to $458.7 million on June 30, 2003. Backlog increases were recorded in all three operating segments, with $53.9 million of the increase attributable to the Nuovo Pignone distribution business acquisition.

    Consolidated Second Quarter 2004 Results Compared to First Quarter 2004 Results

    Revenues of $495.9 million in the second quarter of 2004 were up $59.6 million from revenues of $436.3 million in the first quarter of 2004, with strong increases in the flow control and measurement systems segments, partially offset by a decrease in the compression and power systems segment.
    Gross profit in the second quarter of 2004 was $143.4 million compared to $124.4 million for the first quarter of 2004. Gross margin of 28.9% in the second quarter of 2004 was up slightly from 28.5% for the first quarter of 2004, primarily due to the benefits of higher sales volume.
    SEG&A expenses of $103.7 million were 20.9% of revenues in the second quarter of 2004, down from $104.7 million or 24.0% of revenues, in the first quarter of 2004. The decrease was primarily due to restructuring expenses and previously-announced executive retirement and separation expenses in the first quarter of 2004, partially offset by volume related increases. There was $1.3 million of restructuring expenses in the second quarter of 2004, compared to $3.5 million in the first quarter of 2004.
    Operating income of $39.7 million for the quarter ended June 30, 2004 was up $20.0 million from the $19.7 million recorded in the quarter ended March 31, 2004. Operating margin was 8.0% in the second quarter of 2004, compared to 4.5% in the first quarter of 2004.
    Net income of $18.1 million in the second quarter of 2004 improved $36.5 million from the $18.4 million net loss in the first quarter of 2004. The first quarter of 2004 included a $16.9 million write-off of deferred financing costs in conjunction with the previously announced refinancing of the Company's senior secured credit facility, in addition to the other charges described above.
    EBITDA in the second quarter of 2004 of $51.8 million increased by $20.1 million from the $31.7 million recorded in the first quarter of 2004.
    Cash and cash equivalents totaled $92.4 million on June 30, 2004, compared to $106.8 million on March 31, 2004. Changes in operating working capital (receivables, plus inventory, less payables) resulted in a use of cash of approximately $13.9 million, and capital expenditures totaled $15.6 million during the second quarter of 2004.
    Borrowings under the Company's senior secured credit facility, senior unsecured term loans and senior subordinated notes were $1,089.7 million at the end of the second quarter of 2004 compared to $914.9 million of borrowings under the senior secured credit facility and senior subordinated notes at the end of the first quarter of 2004. Total debt on June 30, 2004, was $1,103.0 million, compared to $926.8 million on March 31, 2004.
    Bookings of $507.7 million in the second quarter of 2004 were up from bookings of $446.4 in the first quarter of 2004 mainly due to market strength in measurement systems and compression and power systems. Flow control bookings were slightly down due to delays in project business bookings.
    Backlog increased to $559.7 million on June 30, 2004 from, $486.3 million on March 31, 2004. Increases in measurement systems and compression and power systems were partially offset by a slight decrease in flow control backlog. The acquisition of the Nuovo Pignone distribution business in June contributed $53.9 million to backlog growth.
    "Strengthening markets and normal seasonal increases provided good revenue growth compared to the first quarter," stated Lamb. "We also benefited from the acquisition of the distribution business of Nuovo Pignone at the beginning of June. Overall, trends are favorable for our business and are expected to continue throughout the year."
    Continued Lamb, "Although our operational improvement efforts are gaining traction, there are still many opportunities for us to improve our business. We continue to focus on improving our margins by concentrating on our operational excellence efforts."

    Consolidated First Half 2004 versus First Half 2003

    For the six months ended June 30, 2004, revenues were $932.1 million, compared to $766.3 million for the first half of 2003. Increases were recorded in all three operating segments. Contributing to the increase in revenues in the measurement systems segment were the acquisition of Tokheim North America assets in March of 2003 and the acquisition of the distribution business of Nuovo Pignone in June of 2004.
    Gross profit in the first half of 2004 improved to $267.8 million from $201.0 million for the same period last year. Increases were due primarily to higher revenues, cost reduction efforts and lower restructuring and other expenses. Gross margin for the first six months of 2004 was 28.7% compared to 26.2% in 2003. In 2003 gross margins were adversely affected by a strike in the natural gas engine business.
    Operating income was $59.4 million for the six months ended June 30, 2004, compared to $17.3 million for the six months ended June 30, 2003. Operating margin in 2004 was 6.4% compared to 2.3% in 2003.
    Net loss for the first half of 2004 was $0.3 million compared to a net loss of $23.0 million for the first half of 2003.
    EBITDA for the six months ended June 30, 2004, was $83.5 million compared to $48.4 million for the same period last year.

    Flow Control Revenues and Operating Income up Year-on-Year And
Sequentially

    In the Flow Control segment, revenues for the second quarter of 2004 were $295.7 million, up $47.7 million from $248.0 million in the second quarter of 2003. All product lines in the Flow Control segment recorded increases from the year-ago period, partially offset by $5.8 million of revenues in 2003 from an Italian valve unit that was divested in the fourth quarter of 2003 as previously announced. There was a favorable impact from foreign currency exchange rates in all product lines.
    Gross profit of $87.3 million in the second quarter of 2004 was up $15.4 million from $71.9 million in the second quarter of 2003, primarily due to improved revenues and reduced restructuring charges. Gross margin of 29.5% in the second quarter of 2004 was slightly improved from gross margin of 29.0% for the year ago quarter.
    Operating income of $21.4 million for the quarter ended June 30, 2004, was up $2.3 million from operating income of $19.1 million recorded in the same quarter last year. Operating margin in the second quarter of 2004 was 7.2%, compared to operating margin of 7.7% in the second quarter of 2003. Margins were impacted by higher commissions and marketing expenses related to revenue growth.
    Bookings of $273.9 million in the second quarter of 2004 were up slightly from $270.6 million in the second quarter of 2003. Increases in the control valve and pressure relief valve businesses more than offset a decrease in bookings from the sale of the Italian valve unit.
    Backlog of $356.0 million on June 30, 2004 increased $7.4 million from $348.6 million on June 30, 2003.
    On a sequential basis, revenues in the second quarter of 2004 of $295.7 million were up from $255.8 million recorded in the first quarter of 2004 due to strengthening markets, improved throughput and seasonal effects.
    Gross profit of $87.3 million in the second quarter of 2004 was up $14.0 million from gross profit of $73.3 million in the first quarter of 2004 on increased sales and lower restructuring expenses. Gross margin of 29.5% in the second quarter of 2004 was up from 28.7% in the first quarter of 2004.
    Operating income of $21.4 million in the second quarter of 2004 was up $11.0 million from $10.4 million in the first quarter of 2004, primarily due to increased revenues and lower restructuring expenses. Operating margin in the second quarter of 2004 was 7.2%, compared to 4.1% in the first quarter of 2004.
    Bookings of $273.9 million in the second quarter of 2004 were down from bookings of $275.9 million in the first quarter of 2004, mainly due to delays in project business.
    Backlog of $356.0 million on June 30, 2004 decreased from $371.4 million on March 31, 2004, primarily due to reduction of excess backlogs.
    Said Lamb, "Our natural gas solutions business saw improvement in the U.S. market, while our control valve and pressure relief valve businesses saw strengthening international demand in Europe and Asia-Pacific. We are positioning our flow control businesses to take advantage of these favorable trends with a continuing focus on operational efficiency improvements."

    Measurement Systems Operating Results Continue to Improve

    On a year-on-year basis, second quarter 2004 Measurement Systems revenues were $129.8 million, up $37.8 million from $92.0 million in the corresponding period of 2003. Increased revenues were primarily due to the acquisition of the Nuovo Pignone distribution business of $13.5 million, and higher U.S., European, and Brazilian sales.
    Gross profit of $37.0 million in the second quarter of 2004 was up $16.1 million from gross profit of $20.9 million in the second quarter of 2003. Cost reduction efforts in North America and Europe along with increases in sales were primarily responsible for the gains. Gross margin in the second quarter of 2004 was 28.5% compared to 22.7% in the second quarter of 2003. Transition costs associated with the acquisition of the assets of Tokheim North America in March of last year impacted 2003 gross margins.
    Operating income in the second quarter of 2004 was $18.2 million, up $13.4 million from second quarter 2003 operating income of $4.8 million, primarily due to volume effects and lower capacity costs. The acquisition of the Nuovo Pignone distribution business contributed $0.6 million in 2004 operating income. Operating margin in the second quarter of 2004 was 14.0% compared to operating margin of 5.2% in the same period last year.
    Bookings of $143.5 million in the second quarter of 2004 were up from $102.7 million in the same period last year due to improved conditions in both the U.S. and international markets and the Nuovo Pignone distribution business acquisition, which contributed $12.4 million in bookings.
    Backlog on June 30, 2004 was $128.4 million, compared to $50.5 million on June 30, 2003, primarily due to strong bookings in North America and the Nuovo Pignone distribution business acquisition, which contributed $53.9 million to backlog.
    On a sequential basis, second quarter 2004 revenues of $129.8 million were up $32.2 million from first quarter 2004 revenues of $97.6 million on seasonal strength and the Nuovo Pignone distribution business acquisition.
    Gross profit of $37.0 million in the second quarter of 2004 was up $9.1 million from gross profit of $27.9 million in the first quarter of 2004 on higher revenues. Gross margin in the second quarter of 2004 was 28.5% compared to gross margin of 28.6% in the first quarter of 2004.
    Operating income in the second quarter of 2004 was $18.2 million, up $6.2 million from first quarter 2004 operating income of $12.1 million on higher volume. Operating margin of 14.0% in the second quarter of 2004 was up compared to 12.4% operating margin in the first quarter of 2004, mainly due to volume effects.
    Bookings of $143.5 million in the second quarter of 2004 were up from bookings of $97.4 million in the first quarter of 2004 mainly due to seasonal effects. The Nuovo Pignone distribution business acquired in the second quarter of 2004 contributed $12.4 million to bookings.
    Backlog on June 30, 2004 was $128.4 million compared to $58.3 million on March 31, 2004. End of June backlog includes $53.9 million of backlog from the Nuovo Pignone distribution business acquisition.
    Said Lamb, "With the acquisition of the distribution business of Nuovo Pignone in June, and the formation of a joint venture with our long-time licensee in China in April, we believe we are well positioned in strategic growth areas around the world. We continue to see good growth opportunities in international markets and key domestic markets."

    Compression and Power Systems Segment Results Improve
Year-on-Year; Operating Results Down Sequentially as Excess Backlog Is
Reduced

    Compression and power systems revenue in the second quarter of 2004 was $71.9 million, up $16.0 million from $55.9 million for the same period in 2003. Sales of both natural gas engines and engine parts increased in the second quarter of 2004 compared to the same period last year, which was adversely affected by strike-related delays in shipments. Contributing to increases in revenue was increased demand for engines used in power generation.
    Gross profit of $19.1 million in the period ended June 30, 2004 was up $10.7 million from gross profit of $8.4 million for the same period last year. Increases were mainly due to higher revenues. Gross margin of 26.6% in the second quarter of 2004 was up from 15.0% in the same period last year. The strike in 2003 in the natural gas engine business negatively affected margins for the year-ago period.
    Operating income for the quarter ended June 30, 2004 was $7.8 million, compared to an operating loss of $4.3 million for the quarter ended June 30, 2003. Included in the 2004 operating income is a gain of $1.7 million from the sale of excess land adjacent to our facility in Waukesha, Wis. Operating margin was 10.9% in the second quarter of 2004.
    Bookings of $90.3 million in the second quarter of 2004 increased from $74.9 million in the second quarter of 2003, due to increased demand for natural gas engines in power generation and blowers used in waste water treatment.
    Backlog on June 30, 2004 was $75.3 million, compared to backlog of $61.0 million on June 30, 2003.
    On a sequential basis, revenue of $71.9 million in the second quarter of 2004 was down $12.5 million from $84.4 million in the first quarter of 2004. Revenue decreased mainly due to the elimination of excess backlog in the first quarter caused by the strike in 2003.
    Gross profit of $19.1 million for the quarter ended June 30, 2004 was down $4.2 million from gross profit of $23.3 million in the quarter ended March 31, 2004. Decreases in gross profit were due to decreases in revenues. Gross margin in the second quarter of 2004 was 26.6%, compared to 27.6% in the first quarter of 2004, mainly due to a decrease in sales volume.
    Operating income of $7.8 million for the second quarter of 2004 was down compared to $9.2 million for the first quarter of 2004, mainly on decreases in sales volume. Operating income in the second quarter includes a gain of $1.7 million on the sale of excess land. Operating margin in both the first and second quarters of 2004 was 10.9%.
    Bookings of $90.3 million in the second quarter of 2004 were up from bookings of $73.1 million in the first quarter of 2004 as a result of increased market demand for engines used in gas compression and power generation, as well as engine parts.
    Backlog on June 30, 2004, was $75.3 million compared to backlog of $56.6 million on March 31, 2004.
    Said Lamb, "Although sequentially revenues and operating income were down in the second quarter, the decreases were mainly due to the elimination of the excess backlog accumulated during the 2003 strike in our natural gas engine business in the first quarter."

    Conference Call

    The Company will hold a conference call tomorrow, Friday, Aug. 20, 2004, at 10:00 a.m. Eastern Time, 9:00 a.m. Central Time. Following the brief presentation, participants will have the opportunity to ask questions. To participate in the call, dial 1-800-240-4186 (international dial 1-303-262-2130), ten minutes before the conference call begins and ask for the Dresser conference.
    There will also be a real-time audio webcast of the conference call by CCBN. To listen to the live call, select the webcast icon from http://www.dresser.com/ir at least 15 minutes before the start of the call to register, download, and install any necessary audio software. Individuals accessing the audio webcast will be "listen only" and will not have the capability to take part in the Q&A session.
    A digital replay will be available one hour after the conclusion of the call. Interested individuals can access the webcast replay at http://www.dresser.com/ir, by clicking on the webcast link. The webcast replay will be available for 30 days after the call. Phone replay will be available through August 27 and may be accessed by dialing 1-800-405-2236 (international dial 1-303-590-3000) and entering passcode 11006727#.

    Headquartered in Dallas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 8,500 employees and a sales presence in over 100 countries worldwide. The Company's website can be accessed at www.dresser.com.

    Notice Relating to Use of Non-GAAP Measures

    EBITDA is a non-GAAP measure used by management to measure performance. The Company believes that certain investors may find EBITDA to be a useful tool for measuring a company's ability to service its debt.
    Nevertheless, EBITDA has distinct limitations as compared to a GAAP number such as net income. By excluding interest and tax payments, for example, an investor may not see that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the devaluation of assets that produce revenue for the Company. They can represent the effects of long-term strategies as opposed to short-term results. Management compensates for these limitations by relying upon the GAAP results, and using the non-GAAP measures as supplements only.

    Table 1: Reconciliation of Q1 and Q2 2004 EBITDA to Net Income

($ Millions)                                               1Q04   2Q04
                                                        ------- ------
Net  Income / (Loss)                                    $(18.4) $18.1
  Interest expense (1)                                    36.0   18.5
  Interest income                                         (0.3)  (0.2)
  Income tax expense                                       3.2    4.0
  Depreciation and amortization                           11.2   11.4
                                                        ------- ------
EBITDA                                                   $31.7  $51.8
                                                        ------- ------

    Table 2: Reconciliation of 2003 EBITDA to Net Income

($ Millions)                       1Q03    2Q03   3Q03    4Q03   2003
                                 ------ ------- ------ ------- -------
Net  loss                        $(6.1) $(16.9) $(9.2) $(12.5) $(44.7)
  Interest expense (1)            20.4    21.3   21.2    22.9    85.8
  Interest income                 (1.3)   (0.6)  (0.5)   (0.5)   (2.9)
  Income tax expense (benefit)     2.3     8.0   10.8    (6.6)   14.5
  Depreciation and amortization   10.5    10.8   10.4    12.8    44.5
                                 ------ ------- ------ ------- -------
EBITDA                           $25.8   $22.6  $32.7   $16.1   $97.2
                                 ------ ------- ------ ------- -------

    Notes:

(1) 2003 interest expense includes $5.1 million of amortization of deferred financing costs. Cash interest expense in the first quarter of 2003 was $7.0 million. 2004 interest expense includes a $16.9 million write-off of deferred financing costs associated with refinancing of the Company's Term B senior secured loan in January 2004. Cash interest expense for the first quarter of 2004 was $6.9 million.

    Safe Harbor Statement

    This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, not under the control of the Company, which can affect the Company's results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company's products; the size and timing of orders; changes in the price and demand for oil and natural gas in both domestic and international markets; conditions in the general manufacturing economy; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and natural gas prices as well as demand for energy directly affect some customers' spending levels and their related purchases of many of the Company's products and services. In addition, see the "Risk Factors" disclosure in the Company's 2003 Annual Report on Form 10-K and Second Quarter 2004 Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission.
    Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company's future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.


                            DRESSER, INC.
           Condensed Consolidated Statements of Operations
                            (In Millions)
                             (Unaudited)

                             Three Months            Six Months
                            Ended June 30,         Ended June 30,
                       ----------------------- -----------------------
                        2004    2003   Change   2004    2003   Change
                       ------- ------- ------- ------- ------- -------

Revenues               $495.9  $394.9  $101.0  $932.1  $766.3  $165.8

Cost of revenues        352.5   293.8    58.7   664.3   565.3    99.0
------------------------------ ------- ------- ------- ------- -------
Gross profit            143.4   101.1    42.3   267.8   201.0    66.8

Selling, engineering,
 administrative and
 general expenses       103.7    95.1     8.6   208.4   183.7    24.7
------------------------------ ------- ------- ------- ------- -------

Operating Income         39.7     6.0    33.7    59.4    17.3    42.1
  Interest Expense      (18.5)  (21.3)    2.8   (54.5)  (41.7)  (12.8)
  Interest Income         0.2     0.6    (0.4)    0.5     1.9    (1.4)
  Other income
   (expense), net         0.2     5.1    (4.9)     --     8.2    (8.2)
------------------------------ ------- ------- ------- ------- -------

Income (Loss) income
 before taxes            21.6    (9.6)   31.2     5.4   (14.3)   19.7

Provision for income
 taxes                   (4.0)   (8.0)    4.0    (7.2)  (10.2)    3.0
------------------------------ ------- ------- ------- ------- -------

Income (loss) before
 equity interests        17.6   (17.6)   35.2    (1.8)  (24.5)   22.7
  Equity in earnings of
   unconsolidated
   subsidiaries           0.7     0.7      --     1.6     1.5     0.1
  Minority owner's
   share of
   consolidated
   subsidiaries          (0.2)     --    (0.2)   (0.1)     --    (0.1)
------------------------------ ------- ------- ------- ------- -------

Net (loss) income       $18.1  $(16.9)  $35.0   $(0.3) $(23.0)  $22.7
------------------------------ ------- ------- ------- ------- -------


                            DRESSER, INC.
                Condensed Consolidated Balance Sheets
               (In Millions, except share information)
                             (Unaudited)
                                                   June 30,  Dec 31,
                                                      2004      2003
                                                   -------------------
                      ASSETS
Current assets:
  Cash and cash equivalents                           $90.4    $148.9
  Restricted cash                                       2.0       0.7
  Accounts receivable, net                            386.5     276.2
  Notes receivable                                      6.5       4.4
  Inventories                                         326.2     290.3
    Other current assets                               21.7      20.5
                                                   --------- ---------
Total current assets                                  833.3     741.0

Property, plant and equipment, net                    236.7     208.1
Investments in unconsolidated subsidiaries              8.4       7.3
Deferred financing fees                                26.8      40.2
Goodwill                                              394.7     315.2
Other assets                                          112.7      92.4
                                                   --------- ---------
  Total assets                                     $1,612.6  $1,404.2
                                                   ========= =========

       LIABILITES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                   $250.2     198.4
  Notes payable                                         6.5       2.9
  Current maturities of long-term debt                  5.0       2.7
  Payroll and other compensation                       61.1      47.6
  Accrued expenses                                    139.7     145.2
                                                   --------- ---------
    Total current liabilities                         462.5     396.8

Pension and other retiree benefits obligations        344.9     340.1
Long-term debt, net of current maturities           1,091.5     941.4
Other liabilities                                      21.7      25.2
                                                   --------- ---------
  Total liabilities                                 1,920.6   1,703.5

Commitments and contingencies                            --        --
Minority interest                                       2.9       0.4
Mandatorily redeemable common stock                     7.4      12.9

Shareholders' deficit:
  Common stock $0.01 par value; issued and
   outstanding: 1,000 shares                             --        --
  Additional paid in capital                          448.4     442.5
  Loan to Dresser, Ltd                                 (1.6)
  Dividends in excess of net book value              (595.8)   (595.8)
  Accumulated deficit                                (113.0)   (112.7)
  Accumulated other comprehensive loss                (56.3)    (46.6)
                                                   --------- ---------
    Total shareholders' deficit                      (318.3)   (312.6)
                                                   --------- ---------
    Total liabilities and shareholders' deficit    $1,612.6  $1,404.2
                                                   ========= =========


           Condensed Consolidated Statements of Cash Flows
                            (In Millions)
                             (Unaudited)

                                                         Six Months
                                                            Ended
                                                          June 30,
                                                       ---------------
                                                        2004    2003
                                                       ------- -------
Cash flows from operating activities:
  Net income (loss)                                     $(0.3) $(23.0)
  Adjustments to reconcile net income (loss) to cash
   flow (used in) provided by operating activities:
    Depreciation and amortization                        22.0    21.3
    Equity earnings of unconsolidated subsidiaries       (1.6)   (1.5)
    Loss on repayment of debt                            16.9     0.1
    Loss on foreign currency exchange                     0.8     7.9
    Amortization of deferred financing fees, net of
     amortization of bond premiums                        0.8     3.0
    Impairment of assets                                  1.0     5.0
  Changes in operating assets and liabilities:
    Receivables                                         (47.8)  (14.8)
    Inventories                                          (6.7)   11.4
    Accounts payable                                     14.5     2.1
    Accrued expenses                                      5.2    10.5
    Pension and other retiree benefit obligations         3.7     8.9
  Other                                                 (14.2)  (27.5)
                                                       ------- -------
    Net cash (used in) provided by operating
     activities                                          (5.7)    3.4
                                                       ------- -------

Cash flows from investing activities:
  Acquisition of business                              (171.5)     --
  Acquisition of assets                                    --   (15.4)
  Capital expenditures                                  (28.5)   (7.4)
  Proceeds from sale of assets                            0.3      --
                                                       ------- -------
    Net cash used in investing activities              (199.7)  (22.8)
                                                       ------- -------

Cash flows from financing activities:
  Proceeds from issuance of long-term debt              172.4      --
  Repayment of long-term debt (including current
   portion)                                             (25.2)   (7.5)
  Net increase (decrease) in short-term notes payable     3.7    (1.1)
  Payment of deferred financing fees                       --    (1.3)
  Purchase of shares, net of proceeds from escrow and
   exercise of stock options                             (1.9)     --
  Changes in restricted cash                             (1.3)    5.3
                                                       ------- -------
    Net cash provided by (used in) financing
     activities                                         147.7    (4.6)

Effect of translation adjustments on cash                (0.8)    4.9
                                                       ------- -------

Net increase (decrease) in cash and cash equivalents    (58.5)  (19.1)
Cash and cash equivalents, beginning of period          148.9   112.0
                                                       ------- -------

Cash and cash equivalents, end of period                $90.4   $92.9
                                                       ======= =======

Supplemental disclosure of cash flow information:
  Cash payments during the period for:
    Interest                                            $37.6   $38.6
    Income taxes                                         $7.1    $4.7


                            Dresser, Inc.
                   Information by Business Segment
                              Unaudited
                            (In Millions)

                                       Three Months      Six Months
                                           Ended            Ended
                                         June 30,         June 30,
                                     ----------------- ---------------
                                       2004     2003    2004    2003
                                     --------- ------- ------- -------
Revenues:
  Flow Control                         $295.7  $248.0  $551.5  $475.5
  Measurement Systems                   129.8    92.0   227.5   167.0
  Compression and  Power Systems         71.9    55.9   156.3   126.1
  Reconciling items incl. corporate      (1.5)   (1.0)   (3.2)   (2.3)
------------------------------------ ----------------- ---------------
                                       $495.9  $394.9  $932.1  $766.3
------------------------------------ ----------------- ---------------

Gross Profit:
  Flow Control                          $87.3   $71.9  $160.5  $136.9
  Measurement Systems                    37.0    20.9    64.9    37.2
  Compression and  Power Systems         19.1     8.4    42.4    27.0
  Reconciling items incl. corporate        --    (0.1)     --    (0.1)
------------------------------------ ----------------- ---------------
                                       $143.4  $101.1  $267.8  $201.0
------------------------------------ ----------------- ---------------

Selling, Engineering, Administrative
 and General Expenses:
  Flow Control                          $65.9   $52.8  $128.7  $106.8
  Measurement Systems                    18.8    16.1    34.6    33.1
  Compression and  Power Systems         11.3    12.7    25.5    23.7
  Reconciling items incl. corporate       7.7    13.5    19.7    20.1
------------------------------------ ----------------- ---------------
                                       $103.7   $95.1  $208.5  $183.7
------------------------------------ ----------------- ---------------

Operating Income:
  Flow Control                          $21.4   $19.1   $31.8   $30.1
  Measurement Systems                    18.2     4.8    30.3     4.1
  Compression and  Power Systems          7.8    (4.3)   16.9     3.3
  Reconciling items incl. corporate      (7.7)  (13.6)  (19.6)  (20.2)
------------------------------------ ----------------- ---------------
                                        $39.7    $6.0   $59.4   $17.3
------------------------------------ ----------------- ---------------

SUPPLEMENTAL INFORMATION:
Depreciation and Amortization:
  Flow Control                           $5.7    $6.1   $11.4   $12.0
  Measurement Systems                     1.8     1.3     3.0     2.8
  Compression and  Power Systems          3.4     2.7     6.9     5.5
  Reconciling items incl. corporate       0.5     0.7     1.3     1.0
------------------------------------ ----------------- ---------------
                                        $11.4   $10.8   $22.6   $21.3
------------------------------------ ----------------- ---------------

Capital Expenditures:
  Flow Control                           $8.8    $4.9   $17.0    $6.5
  Measurement Systems                     0.3      --     0.6     0.1
  Compression and  Power Systems          0.3     0.4     1.0     0.5
  Reconciling items incl. corporate       6.2     0.2     9.9     0.3
------------------------------------ ----------------- ---------------
                                        $15.6    $5.5   $28.5    $7.4
------------------------------------ ----------------- ---------------

Bookings:
  Flow Control                         $273.9  $270.6  $549.8  $547.1
  Measurement Systems                   143.5   102.7   240.9   170.0
  Compression and  Power Systems         90.3    74.9   163.4   146.3
------------------------------------ ----------------- ---------------
                                       $507.7  $448.2  $954.1  $863.4
------------------------------------ ----------------- ---------------

Backlog:
  Flow Control                         $356.0  $348.6
  Measurement Systems                   128.4    50.5
  Compression and  Power Systems         75.3    61.0
------------------------------------ -----------------
                                       $559.7  $460.1
------------------------------------ -----------------


                                     June 30,  Dec 31,
Supplemental Data:                     2004     2003
                                     --------- -------

Working Capital(a)                     $447.9  $354.0
Total Borrowings under Sr. Credit
 Agreement Sr Unsecured Term Loan
 and Sr. Sub. Indenture              $1,089.7  $936.6
Total Debt                           $1,103.0  $947.0

(a) Accounts receivable and
 inventories less accounts and notes
 payable only.


    CONTACT: Dresser, Inc.
             Stewart Yee, 972-361-9933
             stewart.yee@dresser.com